UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2011

Sunstone Hotel Investors, Inc.

(Exact Name of Registrant as Specified in its Charter)

Maryland	001-32319	20-1296886
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Vantis, Suite 350 Aliso Viejo, California	92656
(Address of Principal Executive Offices)	(Zip Code)

(949) 330-4000

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition.

On January 13, 2011, Sunstone Hotel Investors, Inc. (the “Company”) issued a press release providing a preliminary update on its fourth quarter ended December 31, 2010. A copy of the Company’s press release is being furnished as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished pursuant to this Item 2.02, including Exhibit 99.2, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933 or the Exchange Act.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Since December 2006, Sunstone Broadway, LLC, (“SHO Broadway”), a wholly-owned subsidiary of Sunstone Hotel Partnership, LLC (the “Operating Partnership”), a wholly-owned subsidiary of the Company, has held a 38% interest in the joint venture that owns the 460-room Doubletree Guest Suites Times Square in New York City, New York (the “Hotel”). On January 14, 2011, SHO Broadway acquired the additional 62% interest in the Hotel joint venture for approximately $37.5 million. As a result, SHO Broadway is now the sole owner of the entity that owns the Hotel.

The Hotel joint venture includes approximately $25.0 million of cash and receivables and approximately $270.0 million of non-recourse senior mortgage and mezzanine debt (collectively, the “Debt”). The Debt is comprised of (a) a senior mortgage having a principal balance of approximately $140.0 million secured by the Hotel, bearing a variable rate of interest (subject to a cap of 4.49% per annum) and maturing on January 10, 2012, and (b) three mezzanine loans having an aggregate principal balance of approximately $130.0 million, bearing variable rates of interest (subject to caps ranging from 3.3208% to 4.3208% per annum) and maturing on January 10, 2012. The Debt is neither cross-collateralized nor subject to cross-default with other debt of the Company. The Debt is also subject to customary non-recourse carveouts and environmental indemnity obligations, as well as customary default provisions, including, but not limited to, failure to pay when due any debt service payment; failure to pay principal amounts upon maturity or failure to pay other amounts owed within five days after becoming due; breach of certain representations and warranties contained in the Debt agreements; failure to comply with certain agreements or covenants contained in the Debt agreements; certain bankruptcy events; and certain material defaults under the Hotel management and franchise agreements where such defaults extend beyond the applicable cure period. In connection with this acquisition, the Operating Partnership agreed, subject to customary limitations, to indemnify the existing Debt guarantors and environmental indemnitors from and against obligations arising under the existing recourse guaranties and the environmental indemnities.

Item 8.01	Other Events.

In connection with the anticipated filing of a registration statement on Form S-3, the Company is revising its historical financial statements to include the income and expenses of the Marriott Ontario Airport and eight hotels which secured the Company’s $163.0 million loan with Massachusetts Mutual Life Insurance Company (the “Mass Mutual eight hotels”) in discontinued operations on its consolidated statements of operations, and to reclassify the related assets and liabilities to assets and liabilities related to discontinued operations on its consolidated balance sheets in accordance with the Property, Plant and Equipment Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification. As a result of these revisions, the Company has disposed of its assets and liabilities held for non-sale disposition and, accordingly, deleted its related segment disclosures. In March 2010, a stipulation for the appointment of a receiver for the entity that owns the Marriott Ontario Airport was filed in the California Superior Court, County of San Bernardino, and the Company transferred possession and control of the Marriott Ontario Airport to the receiver. The receiver operated the property for the benefit of the lender of the non-recourse loan until the hotel was sold by the receiver in August 2010, and title to the hotel was transferred to the hotel’s new owner. In November 2010, the Company completed its previously announced deed back of the Mass Mutual eight hotels, and titles to the hotels were transferred to the lender. These reclassifications have no effect on the Company’s reported net income available to common stockholders.

In addition, the Company is updating its discussion of the W San Diego and Renaissance Westchester, which were both transferred to receivers and deconsolidated in 2009. The receiver operated the W San Diego for the benefit of the lender of the non-recourse loan until the deed back of the hotel was completed in July 2010. The receiver operated the Renaissance Westchester for the benefit of the lender of the non-recourse loan until the Company repurchased the hotel in June 2010.

Accordingly, this Current Report on Form 8-K updates Items 6, 7 and 8 of the Company’s 2009 Annual Report on Form 10-K to reflect the Marriott Ontario Airport and Mass Mutual eight hotels as discontinued operations, and to update the Company’s discussions regarding the W San Diego and Renaissance Westchester. No attempt has been made to update matters in the 2009 Form 10-K except to the extent expressly provided above.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are either filed or furnished with this Current Report on Form 8-K:

Exhibit Number	Description

23.1*	Consent of Ernst & Young LLP.

99.1*	Sunstone Hotel Investors, Inc.’s Updated Selected Financial Data, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Financial Statements and Supplementary Data for the Year Ended December 31, 2009.

99.2**	Press Release dated January 13, 2011.

*	Filed herewith.
**	Furnished herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Sunstone Hotel Investors, Inc.

Date: January 14, 2011	By:	/S/ KENNETH E. CRUSE
Kenneth E. Cruse
President and Chief Financial Officer